Exhibit 23.3

[Empire Valuation Consultants, LLC Letterhead]

May 10, 2007

Yaron Garmazi
Chief Financial Officer
Quark Biotech, Inc.
6501 Dumbarton Circle
Fremont, CA 94555

Subject:	WRITTEN CONSENT TO REFERENCE EMPIRE VALUATION CONSULTANTS, LLC VALUATION IN S-1 FILING of QUARK BIOTECH, INC.

Dear Mr. Garmazi:

We hereby consent to the inclusion in the registration statement on Form S-1 of Quark Biotech, Inc. (the "Company") for the registration of shares of its common stock and any amendment thereto (the "Registration Statement") of references to our final reports to the Board of Directors of the Company as of various dates relating to the estimation of the fair value of the common stock of the Company and to references to our firm's name therein. We also consent to the references to us under the Experts Section in the Registration Statement. However, in giving such consent, we do not admit that we come within the category of person whose consent is required under Section 7 or Section 11 of the Securities Act of 1933, as amended, or the rules and regulations adopted by the Securities and Exchange Commission thereunder, nor do we admit that we are experts with respect to any part of such Registration Statement within the meaning of the term "experts" as used in the Securities Act of 1933, as amended or the rules and regulations of the Securities and Exchange Commission thereunder.

Sincerely,

/s/  MARK SHAYNE

Mark Shayne, ASA, CPA/ABV
Managing Director